September 25, 2018

Rami Rahim
Chief Executive Officer
JUNIPER NETWORKS INC
1133 Innovation Way
Sunnyvale, California 94089

       Re: JUNIPER NETWORKS INC
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed February 23, 2018
           Form 10-Q for the Quarterly Period Ended March 31, 2018 Filed May 8, 2018
           File No. 001-34501

Dear Mr. Rahim:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services